Exhibit 10.3

FOODNAMOO, INC.

as Foodnamoo

and

WING YIP FOOD (CHINA) HOLDINGS GROUP LIMITED

as Wing Yip

JOINT VENTURE SHAREHOLDERS’ AGREEMENT

November 30, 2020

Foodnamoo, Inc.		Wing Yip Food (China) Holdings Group Limited

/s/ Youngmun Kim		/s/ Xiantao Wang
Name:	Youngmun Kim	Name:	Xiantao Wang
Title:	Representative Director	Title:	CEO

CONTENTS

1.	INTERPRETATION	1
2.	BUSINESS OF THE JVC	5
3.	INCORPORATION OF THE JVC	5
4.	COMPLETION	6
5.	CONDITIONS	7
6.	MATTERS REQUIRING CONSENT OF SHAREHOLDERS	8
7.	DIRECTORS AND MANAGEMENT	9
8.	SHAREHOLDER FUNDING	10
9.	RESTRICTIONS ON PARTIES	11
10.	ACCOUNTING AND OTHER INFORMATION	11
11.	DIVIDEND POLICY	12
12.	DEADLOCK	12
13.	RESOLUTION OF DEADLOCK	13
14.	TRANSFER OF SHARES	14
15.	ISSUANCE OF FURTHER SHARES	16
16.	TERMINATION AND LIQUIDATION	16
17.	COMPLETION OF THE SALE AND PURCHASE OF SHARES IN THE JVC	17
18.	OPERATION AND MANAGEMENT OF THE SALES COMPANY	18
19.	GOOD FAITH AND STATUS OF AGREEMENT	20
20.	CONFIDENTIALITY	20
21.	ANNOUNCEMENTS	22
22.	WARRANTY	22
23.	FURTHER ASSURANCE	23
24.	ASSIGNMENT AND OTHER DEALINGS	23
25.	ENTIRE AGREEMENT	23
26.	VARIATION AND WAIVER	23
27.	COSTS	24
28.	NO PARTNERSHIP OR AGENCY	24
29.	NOTICES	24
30.	SEVERANCE	26
31.	AGREEMENT SURVIVES COMPLETION	26
32.	THIRD PARTY RIGHTS	26
33.	COUNTERPARTS	26
34.	RIGHTS AND REMEDIES	26
35.	INADEQUACY OF DAMAGES	27
36.	LANGUAGE	27
37.	GOVERNING LAW AND JURISDICTION	27

Schedule 1 -	MATTERS RESERVED FOR SHAREHOLDER APPROVAL	28
Schedule 2 -	DEED OF ADHERENCE	29
Schedule 3 -	AGREED FORM ARTICLES OF THE JVC	33
Schedule 4 -	EXCLUDED PRODUCTS	78

i

THIS AGREEMENT dated November 30, 2020 (this “Agreement”) is made between:

PARTIES

(1)	FOODNAMOO, INC. incorporated and registered in the Republic of Korea with company number 110111-5045045 whose registered office is at 15th Floor, 396, World Cup Buk-ro, Mapo-gu, Seoul, Korea (“Foodnamoo”); and

(2)	WING YIP FOOD (CHINA) HOLDINGS GROUP LIMITED incorporated and registered in Hong Kong with company number 2229134 whose registered office is at 17/F, Winsan Tower, 98 Thomson Road, Wanchai, Hong Kong (“Wing Yip”).

RECITALS

(A)	Foodnamoo and Wing Yip are desirous to incorporate a company in Hong Kong under the company name FOOD HEALTH TECHNOLOGY (CHINA) HOLDINGS GROUP LIMITED (“JVC”), to be held as to 60% of its shareholding by Foodnamoo and as to 40% of its shareholding by Wing Yip.

(B)	Foodnamoo and Wing Yip entered into that Joint Venture Framework Agreement on December 30, 2019, whereby determining the key terms and conditions for the establishment and operation of the JVC (the “Joint Venture Framework Agreement”).

(C)	The JVC shall carry on business in accordance with the terms and conditions of this Agreement.

(D)	Foodnamoo and Wing Yip shall exercise their rights in relation to the JVC in accordance with the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation apply in this Agreement.

1.1.1	“Articles” means the articles of association of the JVC, as amended or superseded from time to time;

1.1.2	“Artificial Deadlock” has the meaning given in clause 12.2;

1.1.3	“Bank Account” has the meaning given in clause 3.1.7;

1.1.4	“Board” means the board of Directors of the JVC as constituted from time to time;

1.1.5	“Business” has the meaning given in clause 2.1;

1.1.6	“Business Day” means a day other than a Saturday, Sunday, or public holiday in Hong Kong or Korea, when commercial banks in Hong Kong and Korea are generally open for business;

1.1.7	“Buyer” has the meaning given in clause 14.5.1;

1.1.8	“Capital Increase” has the meaning given in clause 3.4;

1.1.9	“Companies Ordinance” means the Companies Ordinance, Chapter 622 of the Laws of Hong Kong;

1.1.10	“Competing Products” has the meaning given in clause 9.1.

1.1.11	“Completion” means the completion of the items set forth in clause 4.3.1;

1.1.12	“Completion Date” has the meaning given in clause 4.2;

1.1.13	“Conditions” means the conditions set out in clause 5.1;

1.1.14	“Confidential Information” has the meaning given in clause 20.1;

1.1.15	“Control” means the possession by a person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the other person (whether through ownership of voting shares, by contract or otherwise);

1.1.16	“Deadlock Notice” has the meaning given in clause 12.4;

1.1.17	“Deadlock Resolution Notice” has the meaning given in clause 13.1;

1.1.18	“Deed of Adherence” means the deed of adherence in the form set out in Schedule 2;

1.1.19	“Defaulting Party” has the meaning given in clause 13.4;

1.1.20	“Directors” means the directors of the JVC from time to time collectively, and each individually shall be a “Director”;

1.1.21	“Encumbrance” means, in relation to any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other security agreement or arrangement;

1.1.22	“Financial Year” means in relation to the JVC, means its accounting reference period of 12 months ending on the date given in clause 3.1.8 or such other date as the JVC may determine in accordance with the Companies Ordinance but, in the first year in which the JVC is formed, means the period starting with the day the JVC is formed and ending on the date given in clause 3.1.8 of the same year, subject to the Companies Ordinance;

1.1.23	“Foodnamoo Director” means any Director nominated by Foodnamoo and appointed to the Board as a Director;

1.1.24	“Group” means in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group;

1.1.25	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

1.1.26	“Insolvency Event” means, in respect of any company and in accordance with any laws applicable to such company, that the company has ceased to trade or has had a receiver, administrative receiver, or manager (or its equivalent under applicable law) appointed over the whole or a substantial part of its assets or undertaking, or has become insolvent or gone into liquidation (unless such liquidation is for the purposes of a solvent reconstruction or amalgamation), compounded with its creditors generally, or is otherwise unable to meet its debs as they fall due;

1.1.27	“JVC Group” means JVC and its subsidiaries from time to time;

1.1.28	“Material Breach” means a breach which, where capable of remedy, has not been remedied within 20 Business Days after the non-Defaulting Party serving written notice on the Defaulting Party requiring such remedy and which is material having regard to all relevant circumstances, including the regularity of breach and the consequences of the breach;

1.1.29	“non-Defaulting Party” has the meaning given in clause 13.4;

1.1.30	“Offered Shares” has the meaning given in clause 14.4;

1.1.31	“Offeree” has the meaning given in clause 14.4;

1.1.32	“Offeror” has the meaning given in clause 14.4;

1.1.33	“PRC” means the People’s Republic of China (and for the purposes of this Agreement, excludes Hong Kong, Macau, and Taiwan);

1.1.34	“Products” means those products which Foodnamoo and Wing Yip agree in writing to sell within the PRC through the subsidiary(ies) of the JVC;

1.1.35	“Reserved Matters” means the matters listed in Schedule 1;

1.1.36	“Sale Date” has the meaning given in clause 14.4;

1.1.37	“Sales Company” shall mean 广东富得好食品科技有限公司, or other name as approved by competent authority, a limited liability company to be incorporated and existing under the PRC law, and located in Zhongshan City, Guangdong Province, the PRC, or any other place as agreed to between Foodnamoo and Wing Yip, and whose entire (100%) shareholding shall be owned and held by the JVC;

1.1.38	“Seller” has the meaning given in clause 14.5.1;

1.1.39	“Selling Notice” has the meaning given in clause 14.4;

1.1.40	“Shares” means the ordinary shares in the share capital of the JVC collectively, and each individually shall be a “Share”;

1.1.41	“Shareholders” means the holders of Shares in the JVC;

1.1.42	“Test Product Production Agreement” shall mean the Test Product Production Agreement dated October 11, 2019, and entered into among Foodnamoo, Wing Yip, and Wing Yip Guangdong;

1.1.43	“Wing Yip Director” means any Director nominated by Wing Yip and appointed to the Board as a Director; and

1.1.44	“Wing Yip Guangdong” shall mean Guangdong Wing Yip Food Co., Ltd., a wholly foreign owned enterprise (WFOE) with its registered principal office located at No. 9, Guanxian North Road, Aoshan Village, Huangpu Town, Zhongshan, Guangdong Province, the PRC and with a Unified Social Credit Code 91442000566603812U.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	References to clauses and Schedules are to clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5	A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to either gender shall include a reference to the other gender.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9	A reference to a party shall include that party’s successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in the Companies Ordinance.

1.12	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.14	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.15	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.16	A reference to a date or time is a reference to such Hong Kong date or time.

1.17	Any reference to a Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Hong Kong, be deemed to include a reference to that which most nearly approximates to the Hong Kong legal term in that jurisdiction.

1.18	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	BUSINESS OF THE JVC

2.1	The business of the JVC is the distribution, marketing and sales of the Products in the PRC through its subsidiary(ies) to be established in the PRC (the “Business”).

2.2	Each party shall use its reasonable endeavours to promote and develop the Business to the best advantage of the JVC.

3.	INCORPORATION OF THE JVC

3.1	As soon as practicable after the fulfilment of the Conditions in clauses 5.1.1, and 5.1.3 below, the parties shall procure that (i) the JVC be incorporated with Foodnamoo and Wing Yip as the initial Shareholders, respectively subscribing for and being issued 6 Shares and 4 Shares with consideration of HKD 1.00 per Share, with the subscription price for Foodnamoo of HKD 6.00, and for Wing Yip of HKD 4.00, all of which may remain unpaid until the Bank Account is opened (subject to call by the JVC at any time), and that (ii) such resolutions of the Shareholder and the Board be passed as may be necessary to:

3.1.1	adopt the Articles in agreed form as attached hereto as Schedule 3;

3.1.2	give the Directors the authority to, subject to receipt of relevant subscription price by the JVC, allot Shares to Foodnamoo and Wing Yip in accordance with clauses 4.3 and 4.4;

3.1.3	appoint Mr. Youngmun Kim and Mr. Yeongwan Kim as Foodnamoo Directors, and Mr. Xiantao Wang and Ms. Tingfeng Wang as Wing Yip Directors, and Mr. Youngmun Kim as chairman of the Board;

3.1.4	appoint IL SHIN Corporate Consulting Limited as company secretary of the JVC;

3.1.5	resolve that the registered office of the JVC shall be at Rooms 1806-08, 18/F, Tower II, Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong;

3.1.6	appoint IL SHIN CPA Limited as the auditors of the JVC;

3.1.7	appoint Citi Bank as the principal bankers to the JVC and to open a bank account (the “Bank Account”) with such bank in the name of the JVC, with bank account operation policy as follows: any transactions exceeding HKD 650,000 or its equivalent in any other currency shall be subject to a prior approval by the Board; and

3.1.8	resolve that the JVC’s Financial Year shall end on December 31 of each year.

3.2	Once the JVC is incorporated, the parties shall procure that the Bank Account be opened and operational as soon as practicable, and provide any documentation and necessary cooperation therefor.

3.3	Once the Bank Account is opened, Foodnamoo and Wing Yip shall procure that the subscription price under clause 3.1 be paid to the Bank Account by telegraphic transfer on the same day when the Bank Account is opened and operational; provided, however, that the subscription price paid by Foodnamoo may be delayed until (i) the next Business Day if the Bank Account is not opened on a Business Day in Korea, or (ii) as soon as practicable if there is any delay in the foreign exchange transfer from Korea to Hong Kong.

3.4	Within 30 days after payment by the parties of their respective subscription price for the Shares is completed in accordance with clause 3.3, and subject to the fulfilment of the Conditions in clauses 5.1.1 and 5.1.3 below, the parties shall procure that the JVC shall proceed with the relevant procedures to increase its capital by issuing new Shares to be subscribed for by the parties in proportion to their respective shareholding (i.e., Foodnamoo 60%, Wing Yip 40%), so as to make the total capital of the JVC to be HKD 6,539,804.65 (being the equivalent of KRW 1 billion plus HKD 10.00) (the “Capital Increase”). For further clarity, the number of Shares to be issued to and subscribed for by Foodnamoo shall be 6,000 Shares, with the subscription price to be paid thereby being HKD 3,923,876.79 (being the equivalent of KRW 600 million), and the number of Shares to be issued to and subscribed for by Wing Yip shall be 4,000 Shares, with the subscription price to be paid thereby being HKD 2,615,917.86 (being the equivalent of KRW 400 million). The subscription price above shall be paid to the Bank Account by telegraphic transfer on the Business Day immediately following the day on which the Conditions in clauses 5.1.1 and 5.1.3 below are fulfilled and the parties are requested to pay the same by the JVC, provided that the subscription price paid by Foodnamoo may be delayed until (i) the next Business Day if the payment date is not a Business Day in Korea, or (ii) as soon as practicable if there is any delay in the foreign exchange transfer from Korea to Hong Kong. For the purposes of this clause 3.4, the applicable KRW-HKD exchange rate shall be KRW 152.91 to HKD 1.00 as announced by Seoul Money Brokerage on August 31, 2020.

3.5	The parties shall use their best efforts to complete the incorporation of the JVC and the Capital Increase as soon as practicable by way of such methods as (including without limitation) providing or having their respective Directors provide any documentation and any other cooperation necessary therefor.

3.6	The parties shall procure that prior to Completion and except as required by this Agreement, the JVC shall not carry on any trade or business or be engaged in any activities of any sort nor have any assets or liabilities.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date at:

4.1.1	the offices of Bird & Bird (Hong Kong office) at 3:00 p.m.; or

4.1.2	any other time and/or place, and in any manner (including remotely via electronic means) agreed in writing by the parties.

4.2	The “Completion Date” means such Business Day on which the Capital Increase is completed, as agreed between the parties.

4.3	At Completion:

4.3.1	the parties shall procure that the JVC shall, subject to the parties having paid the subscription price pursuant to clauses 3.3 and 3.4, issue credited as fully paid 6,006 Shares to Foodnamoo, 4,004 Shares to Wing Yip as a result of the Capital Increase, and enter Foodnamoo and Wing Yip in the register of shareholders of the JVC as the holders of such Shares and issue a share certificate to Foodnamoo and Wing Yip in respect of all such Shares (which entry and issuance may be substantiated via electronic means); and

4.3.2	as consideration for the issuance of the Shares under clause 4.3.1, Foodnamoo shall pay or have paid HKD 3,923,882.79, and Wing Yip shall pay or have paid HKD 2,615,921.86 by telegraphic transfer to the Bank Account.

4.4	The parties waive, or agree to procure the waiver of, any rights or restrictions which may exist in the Articles or otherwise which may prevent the allotment and issuance of the Shares pursuant to clause 4.3.

5.	CONDITIONS

5.1	Completion is conditional on the satisfaction or waiver of the following conditions (the “Conditions”):

5.1.1	Foodnamoo having completed a foreign exchange filing in Korea for the purpose of the establishment of the JVC, the subscription for the Shares, and the Capital Increase.

5.1.2	all other necessary regulatory and governmental consents having been obtained.

5.1.3	both parties having passed resolutions required for approving this Agreement, and the transactions contemplated hereunder.

5.1.4	any other third party consents having been obtained.

5.1.5	no person having threatened or commenced any proceedings to prohibit or otherwise challenge the transactions contemplated hereunder.

5.1.6	no legislation or regulation being proposed or passed that would prohibit or materially restrict the implementation of the agreement or the participation in the JVC of either party.

5.1.7	the actions described in clauses 3.1, 3.2, 3.3, and 3.4 having been completed.

5.2	Foodnamoo and Wing Yip shall use all reasonable endeavours to procure that the Conditions are satisfied as follows:

5.2.1	the Conditions related to the incorporation of the JVC shall be satisfied as soon as practicable and in any event by no later than 6:00 pm on December 31, 2020, or where a later date has been agreed in writing by Foodnamoo and Wing Yip, on that date;

5.2.2	the Conditions related to the Capital Increase shall be satisfied as soon as practicable after the JVC is incorporated and the Bank Account is opened, and in any event no later than 6:00 pm on March 31, 2021, or where a later date has been agreed in writing by Foodnamoo and Wing Yip, on that date; and

5.2.3	in any event, the Conditions shall be satisfied no later than 6:00 pm on March 31, 2021.

5.3	A Condition may only be waived by both parties in writing.

5.4	If at any time either party becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party.

5.5	If any of the Conditions have not been satisfied or waived by 6.00 pm on the day 3 months after the date specified in clause 5.2.3, the party to whom such failure to satisfy the relevant Condition is not attributable may terminate this Agreement by written notice to the other party, in which case this Agreement shall cease to have effect immediately after such written notice is received by the other party, or any other date as specified therein except for:

5.5.1	clause 1 (interpretation);

5.5.2	this clause (Conditions);

5.5.3	clause 20 (confidentiality);

5.5.4	clause 24 (assignment and other dealings);

5.5.5	clause 25 (entire agreement);

5.5.6	clause 26 (variation and waiver);

5.5.7	clause 27 (costs);

5.5.8	clause 28 (no partnership or agency);

5.5.9	clause 29 (notices);

5.5.10	clause 30 (severance);

5.5.11	clause 35 (inadequacy of damages) insofar as it relates to clause 20 (confidentiality);

5.5.12	clause 36 (language);

5.5.13	clause 37 (governing law and jurisdiction); and

5.5.14	any rights, remedies, obligations or liabilities that have already accrued under this Agreement up to the point of cessation hereof.

6.	MATTERS REQUIRING CONSENT OF SHAREHOLDERS

6.1	Each party shall procure that the JVC shall not, without the prior written approval of all Shareholders, carry out any of the Reserved Matters.

7.	DIRECTORS AND MANAGEMENT

7.1	The Board has responsibility for the supervision and management of the JVC and its Business, subject to clause 6.

7.2	There shall be 4 Directors on the Board made up of 2 Foodnamoo Directors and 2 Wing Yip Directors.

7.3	The parties shall ensure that a Foodnamoo Director shall become the chairman of the Board. The chairman shall manage the overall operation of the Board. If the chairman for the time being is unable to attend any meeting of the Board, another Foodnamoo Director shall be entitled to act as chairman at the meeting. If the number of votes for and against a proposal at a meeting of the Board is equal, the chairman at the meeting may in good faith exercise a casting vote.

7.4	A party’s decision to nominate any Director, or to remove any Director nominated thereby, shall be notified in writing to the JVC and the other party. Subject to clause 7.2, the parties shall ensure that any Director nominated or to be removed as described in such notification are appointed and/or removed as soon as practicable by following the relevant procedures in the Articles.

7.5	The party removing a Director shall indemnify and keep indemnified the JVC against any claim connected with the Director’s removal from office.

7.6	The parties intend there to be a meeting of Directors at least once a quarter to be held at the head office of the JVC, or any other place as agreed between the parties from time to time.

7.7	A Director may, and at the request of a Director, the company secretary of the JVC shall, call a meeting of Directors.

7.8	Subject to clause 7.6, the parties shall ensure that written notice (including electronic mail) of a meeting of Directors stating the date and time of such meeting and accompanied by the following items is given to all Directors entitled to receive notice by the 1st Business Day of the last week in each quarter (provided, however, that (i) the date of the meeting of Directors stated in such notice may be modified by the agreement of the parties as necessary, and (ii) if any additional meeting of Directors is to be convened during any quarter, at least 7 Business Days’ written notice (including electronic mail) of such meeting of Directors stating the date and time of such meeting and accompanied by the following items shall be given to all Directors entitled to receive notice):

7.8.1	an agenda specifying in reasonable detail the matters to be raised at the meeting; and

7.8.2	copies of any papers to be discussed at the meeting.

7.9	A shorter period of notice of a meeting of Directors may be given if at least 1 Foodnamoo Director and 1 Wing Yip Director agree in writing in advance of the proposed meeting.

7.10	Matters not on the agenda, or business conducted in relation to those matters, may not be raised at a meeting of Directors unless all the Directors present at the meeting agree in writing.

7.11	The quorum at any meeting of Directors (including adjourned meetings) is 1 Foodnamoo Director and 1 Wing Yip Director.

7.12	No business shall be conducted at any meeting of Directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

7.13	If a quorum is not present within 30 minutes of the time specified for a Directors’ meeting in the notice of the meeting then it shall be adjourned for 5 Business Days at the same time and place.

7.14	A meeting of Directors shall be adjourned to another time or date at the request of all the Foodnamoo Directors or all the Wing Yip Directors present at the meeting. No business may be conducted at a meeting after such a request has been made. No more than 1 such adjournment may be made in respect of a meeting.

7.15	Meetings of Directors shall make decisions by passing resolutions. A resolution is passed if more votes are cast for it than against it.

7.16	At a meeting of Directors, each Director has 1 vote.

7.17	Meetings of Directors may be held by means of telephone or video conference communication facilities, provided that each of the persons participating in the meeting can hear and speak to the others contemporaneously and that such meeting is being audio recorded. Any Director participating in a meeting in this manner will be deemed present at the meeting and will be counted towards the quorum.

7.18	The Board may authorise or request the auditors, consultants, advisers and management employees to attend and speak at meetings of Directors, but none of them may vote nor be counted towards the quorum in the meeting.

7.19	Minutes of all meetings of Directors shall be sent to each Director as soon as practicable after the holding of the relevant meeting.

7.20	Each of the Foodnamoo Directors and Wing Yip Directors shall be at liberty from time to time to make such disclosure to the party who nominated him/her in relation to the business and/or affairs of the JVC Group.

7.21	Resolutions of the Board shall be deemed to have been validly passed if passed by a written resolution signed by all the Directors.

8.	SHAREHOLDER FUNDING

8.1	There is no obligation on the parties to provide any further finance to the JVC but, if both parties agree to do so, the parties shall each contribute to the amount proportional to their then-applicable shareholding on the same terms unless they agree otherwise in writing.

8.2	There is no obligation on the parties to give any guarantee, security, or indemnity in respect of the liabilities or obligations of the JVC.

8.3	If the parties agree to increase the share capital of the JVC, the new shares shall be issued to the Shareholders in proportion to their then-applicable shareholding unless they agree otherwise in writing.

9.	RESTRICTIONS ON PARTIES

9.1	Neither party nor any of its subsidiaries shall at any time after the date of this Agreement, either directly or indirectly, by itself or through cooperation with any third party, invest or otherwise engage in any activities (including but not limited to research and development, and manufacturing and selling) in relation to any products which are the same as or similar to the Products within the PRC, except for the production and distribution by Wing Yip of certain excluded products as listed in Schedule 4, unless prior written consent regarding such activities is obtained from the other party.

9.2	Neither party nor any of its subsidiaries shall, during the times specified below, offer employment to, enter into a contract for the services of, or attempt to solicit or seek to entice away from the other party and/or the JVC Group, any individual who is at the time of the offer, or attempt, a director, officer, or employee holding an executive or managerial position with the other party and/or any member of the JVC Group or procure or facilitate the making of any such offer or attempt by any other person. For further clarity, the foregoing shall extend to any employees dispatched by Foodnamoo or its OEM companies under the Test Product Production Agreement and/or the Joint Venture Framework Agreement, but shall not apply to return of such employees back to Foodnamoo or the respective OEM companies, as applicable. The times during which the restrictions apply are:

9.2.1	any time when the party in question is a Shareholder; and

9.2.2	for a period of 12 months after the party in question ceases to be a Shareholder.

9.3	The undertakings in this clause are given by each party to the other and to the JVC and apply to actions carried out by each party (or any of its subsidiaries) in any capacity and whether directly or indirectly, on the party’s (or subsidiary’s) own behalf, on behalf of any other person or jointly with any other person.

9.4	Each of the covenants in this clause is considered fair and reasonable by the parties.

9.5	Each party shall procure that its subsidiaries comply with the terms of this clause.

10.	ACCOUNTING AND OTHER INFORMATION

10.1	The parties shall procure that each member of the JVC Group shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all applicable laws.

10.2	Each party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of each member of the JVC Group.

10.3	The parties shall procure that the JVC shall supply each party with the financial and other information necessary to keep the party informed about how effectively the Business is performing and in particular shall supply each party with:

10.3.1	a copy of the consolidated audited accounts of the JVC Group within 4 months of the end of the year to which the audited accounts relate; and

10.3.2	monthly management accounts of the JVC Group to be supplied within 10 days after the end of the month to which they relate and the accounts shall include a profit and loss account, a balance sheet and a cashflow statement.

11.	DIVIDEND POLICY

11.1	The declaration of dividends by the Directors shall be subject to the requirements of the Companies Ordinance and the prior written approval of all Shareholders. In deciding whether to declare dividends, the parties shall use reasonable endeavours to procure that the JVC shall distribute dividend out of the profit of the JVC in relation to each Financial Year but only after making all necessary, reasonable, and prudent provisions and reserves for taxation, for the repayment of borrowings by any member of the JVC Group (if any), minority interests and extraordinary items as shown in the audited accounts for that year.

11.2	A distribution under this clause in relation to any Financial Year shall be made within 6 months of the day to which the consolidated audited accounts of the JVC Group for that year are made up, and in proportion to the Shareholders’ then-applicable shareholding, unless they agree otherwise in writing.

12.	DEADLOCK

12.1	There is a deadlock if a resolution is proposed and any of the following applies:

12.1.1	at a properly convened meeting of Shareholders or of the Board there is no quorum at the meeting and no quorum at the meeting when it is reconvened during the 1-month period following the first mentioned meeting; or

12.1.2	on a Directors’ resolution, the resolution cannot be passed at a quorate Board meeting and at the meeting when it is reconvened during the 1- month period following the first mentioned meeting, either the same resolution cannot be passed or there is no quorum; or

12.1.3	any party, by reason of disagreement with the other party, fails to give its approval to any of the Reserved Matters in accordance with clause 6 or any of the matters relating to the Sales Company in accordance with clause 18.2 within the 1-month period after it first being requested to consent to that Reserved Matter.

12.2	Each party agrees that in no circumstances will it create an Artificial Deadlock. For the purposes of this clause, “Artificial Deadlock” means a deadlock caused by a party or any of its nominated Directors refusing to approve, or voting against, an issue or proposal or withholding its or their consent (as the case may be) in any case where such refusal or approval or vote against or withholding of consent is being made primarily or substantially with the intent to frustrate, delay or prohibit the proper and efficient carrying on of the Business.

12.3	Notwithstanding clause 12.2, the parties acknowledge and agree that a party shall not be required to approve, vote in favour of or give consent to an issue or proposal if to do so would be materially prejudicial to the conduct of its own business or affairs or that of any member of its Group or the value of its shareholding in the JVC.

12.4	Either party may within 1 month after the meeting at which the deadlock arises or within 1 month after the date of the resolution in respect of which the deadlock arises (as the case may be) serve notice on the other party (“Deadlock Notice”):

12.4.1	stating that in its opinion a deadlock has occurred; and

12.4.2	identifying the matter giving rise to the deadlock.

12.5	The parties undertake that they shall:

12.5.1	on the date of service of the Deadlock Notice, refer the matter giving rise to the deadlock to the CEO of the holding company of each party’s Group for resolution;

12.5.2	within 7 days after the service of the Deadlock Notice each prepare and serve on the other party a position paper setting out their position on the matter and their reason for adopting that position;

12.5.3	use all reasonable endeavours in good faith to resolve the dispute; and

12.5.4	if the dispute is resolved in accordance with this clause 12.5, draw up and agree the terms of a statement setting out the agreed terms of that resolution.

13.	RESOLUTION OF DEADLOCK

13.1	A “Deadlock Resolution Notice” is a notice served by either party on the other in which the server offers, at the price for each Share specified in the notice (in cash and not on deferred terms), either to sell all its Shares in the JVC to the recipient of the notice or to buy all the recipient’s Shares in the JVC (but not both).

13.2	A Deadlock Resolution Notice may not be revoked.

13.3	If the parties are unable to resolve a deadlock within 21 days from the date the deadlock matter is referred to the CEO under clause 12.5, then either party may within 28 days after the expiry of the 21 day period serve a Deadlock Resolution Notice on the other.

13.4	A Deadlock Resolution Notice may also be served by either party (the “non- Defaulting Party”) on the other party (the “Defaulting Party”) if the Defaulting Party:

13.4.1	suffers or incurs an Insolvency Event;

13.4.2	commits a Material Breach of this Agreement or the Articles; or

13.4.3	suffers a change in its Control unless the change of Control is as a result of a bona fide reconstruction, solvent amalgamation or reorganisation.

13.5	The recipient of a Deadlock Resolution Notice may choose to do either of the following, at the price for each Share specified in the Deadlock Resolution Notice, by serving a counter-notice within 28 days after receiving the Deadlock Resolution Notice:

13.5.1	accept the offer in the Deadlock Resolution Notice; or

13.5.2	(in the case that the Deadlock Resolution Notice offers to buy the recipient’s Shares) offer to buy all the Shares in the JVC of the server of the Deadlock Resolution Notice, or (in the case that the Deadlock Resolution Notice offers to sell the server’s Shares) offer to sell all its Shares in the JVC to the server of the Deadlock Resolution Notice.

13.6	If no counter-notice is served within the period of 28 days available, the recipient of the Deadlock Resolution Notice is deemed to have accepted the offer in the Deadlock Resolution Notice at the expiry of that period.

13.7	The service of a counter-notice, or deemed acceptance of the Deadlock Resolution Notice, shall bind the parties to buy and sell the shares (as the case may be) in accordance with clause 14.7, clause 14.8, and clause 17.

13.8	If both parties serve a Deadlock Resolution Notice under clause 13.3, only the first Deadlock Resolution Notice to be served shall be effective, provided that if both parties serve a Deadlock Resolution Notice under clause 13.3 on the same day, only the Deadlock Resolution Notice containing the highest price per Share shall be effective.

13.9	If:

13.9.1	at the end of the 28 day period specified in clause 13.3 neither party has served a Deadlock Resolution Notice, either party may; or

13.9.2	as an alternative to serving a Deadlock Resolution Notice the non- Defaulting Party may,

elect by written notice served on the other party for the JVC to be wound up in accordance with clause 16.5.

13.10	References in this clause to Shares held by a party in the JVC are to all the Shares in the JVC held by that party and not to some only of those Shares.

14.	TRANSFER OF SHARES

14.1	No Shares or any interest therein shall be sold, exchanged, transferred, disposed of, encumbered, pledged, mortgaged, hypothecated, given, devised or bequeathed, and no agreement or commitment shall be made to do any of the same, except in each case with the written consent of all the other Shareholders and pursuant to the applicable provisions of this Agreement, and any attempt to do so without such consent or not pursuant to such provisions shall be void.

14.2	Each Shareholder hereby undertakes that if it shall transfer any of its Shares (or any interest therein) it shall execute, and require the transferee to execute, a Deed of Adherence, in the form as set out in Schedule 2, and the compliance with this clause 14 shall be a condition precedent to registration of any such transfer.

14.3	Notwithstanding the above provisions and provided in each case the provisions of clause 14.2 are complied with, a Shareholder (being a corporate) may sell, assign or transfer all but not a part only of its Shares to a member of its Group and any such person so holding such Shares may in turn sell, assign or transfer such Shares to any other member of its Group at any time, provided that when such a person so holding such Shares ceases to be a member of its Group, such Shares shall be transferred to the original party.

14.4	Right of First Refusal

Subject to clause 14.1, in the event that either Shareholder (the “Offeror”) desires to sell (other than pursuant to clause 14.3) all and not less than all the Shares owned by it to a third party purchaser, the Offeror shall give notice (the “Selling Notice”) of its intention to do so to the other Shareholder (the “Offeree”). Such Selling Notice shall set forth the number of Shares (the “Offered Shares”) which the Offeror wishes to sell, the price at which the Offeror is prepared to sell them and any other terms and conditions, including the identity of the proposed purchaser, and the proposed date of sale (the “Sale Date”), which shall not be less than 1 month nor more than 2 months after the date on which the Selling Notice is given to the Offeree. In such event, the following provisions of this clause 14.4 shall govern such purchase and sale:

14.4.1	the Selling Notice shall be deemed to be an offer, irrevocable for 21 days by the Offeror to sell all but not part of the Offered Shares to the Offeree;

14.4.2	within 21 days after receipt of the Selling Notice, the Offeree may give to the Offeror a notice of acceptance, in which case clause 17 shall apply to the sale of Offered Shares mutatis mutandis;

14.4.3	if the Offeree has not accepted the offer for all of the Offered Shares within such 21-day period, the Offeror may sell all but not less than all of the Offered Shares to the third party purchaser named in the Selling Notice on or within 60 days after the Sale Date at a price not less than and on terms and conditions not more favourable to such other person than the price and the terms and conditions set forth in the Selling Notice. In the event that the Offeror does not sell the Offered Shares to the third party purchaser within such 60 day period, then the provisions of this Agreement shall once again apply and so on from time to time.

14.5	Tag-along Right

14.5.1	The following rights and obligations apply to transactions to which clause 14.4 applies where, after compliance first with the provisions of clause 14.4, any Shareholder of the Company (the “Seller”) is entitled to sell all and not less than all the Seller’s Shares to a third party purchaser (the “Buyer”).

14.5.2	In circumstances set out in clause 14.5.1, the other Shareholder may at its option, by written notice to the Seller and the Buyer given at least 7 days before the Sale Date referred to in clause 14.4, require the Buyer to buy from such other Shareholder at the same time all of the Shares of such other Shareholder for cash at the same price and on the same term as apply to the sale by the Seller to such Buyer of all the Seller’s Shares, and clause 14.4 shall not apply to such sales by such other Shareholder. In such circumstances, the Seller shall procure the Buyer to purchase all of the Shares of such other Shareholder, the failure of which shall prevent the Seller from selling its Shares to the Buyer.

14.6	The parties agree to procure that the Directors approve for registration, but shall only approve for registration, any transfer of Shares in relation to which compliance has been made with this clause 14 and the relevant provisions of the Articles.

14.7	Each party undertakes (in respect of the Shares that it holds) to give, and to use its reasonable efforts to procure that shareholders in its Group give, the approvals required for any transfer of Shares made in accordance with the Articles and this Agreement.

14.8	On completion of a transfer of Shares made in accordance with this Agreement and the Articles:

14.8.1	the party selling the Shares shall deliver, or procure the delivery of, to the JVC the resignations of any Directors appointed by the selling party, in each case acknowledging that they have no claims against the JVC, to take effect at completion of the sale of the Shares; and

14.8.2	the parties shall procure that the JVC shall repay any loans made to it by the party selling its Shares (together with any interest accrued on such loans) and the parties shall use their reasonable endeavours to procure that the party selling its Shares is released from any guarantees, security arrangements and other obligations that it has given in respect of the JVC and its Business.

15.	ISSUANCE OF FURTHER SHARES

15.1	The JVC may, with the written consent of all Shareholders, issue further Shares, in which case each of the parties shall procure (so far as is lawfully possible in the exercise of his rights and powers as a Shareholder) that the JVC offers, by giving written notice to each respective Shareholder, that proportion of the Shares proposed to be issued which the number of ordinary shares in the capital of the JVC held by that Shareholder bears to the total number of ordinary shares in issue at the time the JVC gives its notice. Such offer shall state the number of Shares to be issued and the price of the Shares.

15.2	Each Shareholder may accept the offer by giving notice to the JVC, at any time within 14 Business Days following the JVC’s notice, accompanied by a banker’s draft made payable to the JVC in respect of full payment for the Shares to be subscribed for.

15.3	The parties shall procure that the JVC shall not issue any Shares or other equity securities to any person, unless that person is a party to this Agreement or has executed and delivered a Deed of Adherence.

16.	TERMINATION AND LIQUIDATION

16.1	Subject to clause 16.2, this Agreement shall terminate:

16.1.1	when there shall remain only 1 Shareholder in the JVC;

16.1.2	when both parties agree in writing to terminate this Agreement; or

16.1.3	when the JVC has suffered or incurred an Insolvency Event.

16.2	On termination of this Agreement, the following clauses shall continue in force:

16.2.1	clause 1 (interpretation);

16.2.2	clause 9 (restrictions on parties);

16.2.3	this clause (termination and liquidation);

16.2.4	clause 20 (confidentiality);

16.2.5	clause 24 (assignment and other dealings);

16.2.6	clause 25 (entire agreement);

16.2.7	clause 26 (variation and waiver);

16.2.8	clause 27 (costs);

16.2.9	clause 28 (no partnership or agency);

16.2.10	clause 29 (notices);

16.2.11	clause 30 (severance);

16.2.12	clause 35 (inadequacy of damages);

16.2.13	clause 36 (language); and

16.2.14	clause 37 (governing law and jurisdiction).

16.3	Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination.

16.4	If this Agreement terminates each party shall, if requested by the other, procure that the name of the JVC is changed to avoid confusion with the name of the party making the request.

16.5	Where, following an event referred to in clause 16.1.3 or clause 13.9, the JVC is to be wound up and its assets distributed, the parties shall agree a suitable basis for dealing with the interests and assets of the JVC and shall endeavour to ensure that, before dissolution:

16.5.1	all existing contracts of the JVC are performed to the extent that there are sufficient resources;

16.5.2	the JVC shall not enter into any new contractual obligations;

16.5.3	the JVC’s assets are distributed as soon as practical; and

16.5.4	any assets transferred to the JVC by the respective parties shall be returned to such party or as such party directs.

17.	COMPLETION OF THE SALE AND PURCHASE OF SHARES IN THE JVC

17.1	The sale of Shares under clause 13 (resolution of deadlock) shall be completed at the offices of the JVC on the 45th Business Day after the deemed acceptance of a Deadlock Resolution Notice under clause 13.6 or receipt of a counter-notice to a Deadlock Resolution Notice under clause 13.5 (as the case may be).

17.2	At completion the seller of the Shares shall:

17.2.1	execute and deliver a transfer of the Shares to the buyer together with the relevant certificate(s) or an indemnity, in a form reasonably satisfactory to the buyer, in respect of any lost certificate, together, in either case, with such other evidence (if any) as the buyer may reasonably require to prove good title to the Shares or enable it to be registered as the holder of the Shares;

17.2.2	warrant that it has no right to require the JVC to issue it with any share capital or other securities and that no Encumbrance affects any unissued Shares or other securities of the JVC;

17.2.3	warrant that it is selling the Shares with full title guarantee; and

17.2.4	warrant that no commitment has been given to create an Encumbrance affecting the Shares being sold (or any unissued Shares or other securities of the JVC) and that no person has claimed any rights in respect thereof.

17.3	At completion the buyer shall pay to the seller the purchase price by wire transfer to the bank account as designated by the seller.

17.4	The parties shall procure the registration (subject to due stamping by the buyer) of the transfer of Shares in the JVC pursuant to this clause and each of them consents to such transfer and registration pursuant to this Agreement and the Articles.

17.5	The buyer is not obliged to complete the purchase of any of the Shares being sold unless the purchase of all the Shares being sold is completed simultaneously.

17.6	If the seller fails to complete the transfer of Shares as required under this clause, the chairman of the JVC (or, failing him, one of the other Directors, or some other person nominated by the buyer) may, as agent on behalf of the seller:

17.6.1	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Shares to the buyer; and

17.6.2	receive the purchase price and give a good discharge for it.

18.	OPERATION AND MANAGEMENT OF THE SALES COMPANY

18.1	The parties agree that the Sales Company shall be incorporated, operated, and managed as agreed in the Joint Venture Framework Agreement. For further clarity, there shall be 1 legal representative: (i) at the time of the establishment of the Sales Company, namely Xiantao Wang; and (ii) pursuant to a resolution adopted at a meeting of the Board of the JVC for any legal representative after Xiantao Wang. In addition, there shall be 4 directors (including the chairman who shall also serve as the legal representative of the Sales Company), 2 of them to be designated by Foodnamoo, and 2 of them to be designated by Wing Yip. Any further details regarding the incorporation, operation, and management of the Sales Company shall be discussed and agreed between the parties, by way of (including without limitation) a resolution to be adopted at a meeting of the Board of the JVC, which shall include without limitation the following:

18.1.1	determine the operational guidelines and investment plans of the Sales Company;

18.1.2	appoint and replace directors and supervisors (who are not from the representatives of the employees) of the Sales Company, decide on the remunerations of the relevant directors and supervisors of the Sales Company;

18.1.3	review and approve the report filed by the board and/or the supervisors of the Sales Company;

18.1.4	review and approve the annual budget and financial statements of the Sales Company;

18.1.5	review and approve the profit distribution plan and the plan to make up for losses of the Sales Company;

18.1.6	approve the issuance of corporate bonds by the Sales Company;

18.1.7	approve the pledge of equity in the Sales Company by the JVC;

18.1.8	approve any borrowing of funds or any lending of money by the Sales Company;

18.1.9	transfer or dispose of any business or assets, merge, participate in any joint venture or material cooperation arrangements;

18.1.10	enter into any agreement the contract value of which exceeds HKD 6,500,000 or its equivalent in any other currency;

18.1.11	approve the guaranties to be provided by the Sales Company to JVC or the parties herein;

18.1.12	appoint the chairman of the Sales Company from and among the directors thereof; and

18.1.13	any other matters which are stipulated as the items which require a super majority of approval of the Directors under the articles of association of the Sales Company.

18.2	Without limiting the generality of clause 18.1, each party shall procure (through the JVC) that the Sales Company shall not, without the prior written approval of all Shareholders, carry out any of the following matters:

18.2.1	adopt resolutions on the increase or reduction of the registered capital of the Sales Company;

18.2.2	adopt resolutions entering into a merger, spin-off, or voluntary or involuntary proceedings under bankruptcy laws or under laws for reorganization, liquidation, dissolution or similar procedures, or resolve the change of company form of the Sales Company; and

18.2.3	amend the articles of association of the Sales Company.

18.3	The parties agree that the draft articles of association of the Sales Company shall be agreed between the parties as soon as practicable after the parties’ execution of this Agreement, in any event by no later than 6:00 pm on December 31, 2020, or where a later date has been agreed in writing by Foodnamoo and Wing Yip, on that date.

18.4	The parties shall procure (through the JVC) that the Sales Company enter into the following agreement (unless otherwise agreed between the parties):

18.4.1	a license agreement and trademark license agreement between Foodnamoo and the Sales Company; and

18.4.2	an OEM production agreement between the Sales Company and Wing Yip Guangdong (or a joint venture company with Foodnamoo and Wing Yip being the shareholders, if established) regarding the Products.

19.	GOOD FAITH AND STATUS OF AGREEMENT

19.1	Each party agrees to act in good faith to promote the interests of the JVC Group for the benefit of all of the parties and to use all reasonable endeavours to co-operate with the other party.

19.2	Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the JVC to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of this Agreement.

19.3	Each party shall use all reasonable endeavours to procure that its respective representatives attend each meeting of the shareholders of the JVC and that a quorum is present throughout each such meeting.

19.4	If there is an inconsistency between any of the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail as between the parties.

19.5	The parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the Articles to the extent necessary to permit the JVC and its Business to be administered as provided in this Agreement.

20.	CONFIDENTIALITY

20.1	In this clause, “Confidential Information” means any information (however recorded or preserved) which:

20.1.1	any party may have or acquire (whether before, on or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, product information, know-how, designs, trade secrets or software of the JVC Group (including, without limitation, any information provided pursuant to clause 10); or

20.1.2	any party or any member of its Group may have or acquire (whether before, on or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs or plans, intentions or market opportunities and the operations, processes, product information, know- how, designs, trade secrets or software of the other party or any member of the other party’s Group, as a consequence of the negotiations relating to this Agreement or any other agreement or document referred to in this Agreement or the performance of this Agreement or any other agreement or document referred to in this Agreement; or

20.1.3	relates to the contents of this Agreement (or any agreement or document referred to in this Agreement or agreement or arrangement entered into pursuant to this Agreement),

but excludes the information in clause 20.2.

20.2	Information is not Confidential Information if:

20.2.1	it is or becomes generally available to the public (other than as a result of its disclosure in breach of this Agreement); or

20.2.2	a party can establish to the reasonable satisfaction of the other party that it found out the information from a person not connected with the other party or its Group, or the JVC Group and that such person is not under any obligation of confidence in respect of the information; or

20.2.3	a party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this Agreement and that it was not under any obligation of confidence in respect of the information; or

20.2.4	the parties agree in writing that it is not confidential.

20.3	Each party shall at all times keep confidential (and use all reasonable endeavours to ensure that its employees, agents and subsidiaries, and the employees and agents of such subsidiaries, and members of the JVC Group shall keep confidential) any Confidential Information and shall not use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this Agreement, and shall not disclose such Confidential Information except:

20.3.1	to another member of the Foodnamoo Group or Wing Yip Group, as the case may be, or to a party’s professional advisers where such disclosure is for a purpose related to the operation of this Agreement; or

20.3.2	with the written consent of such member of the JVC Group or the party or any member of its Group that the information relates to; or

20.3.3	as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory authority or by a court or other authority of competent jurisdiction, provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other party in relation to the content of such disclosure; or

20.3.4	to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group.

20.4	Each party shall inform (and shall use all reasonable endeavours to procure that any subsidiary and member of the JVC Group shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

20.4.1	to keep it confidential; and

20.4.2	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

20.5	On termination of this Agreement, each party shall immediately (and shall use all reasonable endeavours to procure that its subsidiaries, and its officers and employees and those of its subsidiaries and member of the JVC Group shall):

20.5.1	return to the other party all documents and materials (and any copies) containing, reflecting, incorporating or based on the other party’s Confidential Information; and

20.5.2	erase all the other party’s Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically and legally practicable), provided that a recipient party (and/or a member of the JVC Group, as the case may be) may retain documents and materials containing, reflecting, incorporating or based on the other party’s Confidential Information to the extent required by law or any applicable governmental or regulatory authority.

20.6	The provisions of this clause 20 shall continue to apply for 5 years after termination of this Agreement for any cause.

21.	ANNOUNCEMENTS

21.1	Subject to clause 21.2, neither party shall make, or permit any person to make, any public announcement (or communication or circular) concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it, or the relationship between the parties, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed). The parties shall consult together on the timing, contents and manner of release of any announcement.

21.2	Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the party required to make the announcement shall promptly notify the other party and use its endeavours to minimize the scope of such announcement.

22.	WARRANTY

22.1	Each party warrants and represents to the other that:

22.1.1	it has power and authority to execute, deliver and perform its obligations under this Agreement;

22.1.2	this Agreement constitutes its legal, valid and binding obligations enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws and to equitable principles of general application;

22.1.3	its execution, delivery and performance of this Agreement will not:

22.1.3.1	conflict with or constitute a default under its articles of association or other constitutional documents or any other agreement to which it is a party; or

22.1.3.2	result in the violation of any law or regulation in any jurisdiction; or

22.1.3.3	result in the breach of any court order, judgment or undertaking to which it is a party or by which it is bound.

23.	FURTHER ASSURANCE

23.1	Without prejudice to clause 4, at its own expense each party shall, and shall use all reasonable endeavours to procure that any relevant third party shall, promptly execute and deliver such documents and perform such acts as the other party may reasonably require from time to time for the purpose of giving full effect to this Agreement.

24.	ASSIGNMENT AND OTHER DEALINGS

24.1	Neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other document referred to in it) without the prior written consent of the other party.

25.	ENTIRE AGREEMENT

25.1	This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to its subject matter. For further clarity, the Joint Venture Framework Agreement shall be deemed to constitute a part of, and shall be incorporated into, this Agreement. In case of any conflict between this Agreement and the Joint Venture Framework Agreement, this Agreement shall prevail.

25.2	Each party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

25.3	Nothing in this clause shall limit or exclude any liability for fraud.

26.	VARIATION AND WAIVER

26.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

26.2	A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

26.3	A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

26.4	A person that waives a right or remedy provided under this Agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

27.	COSTS

27.1	The costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement (and any documents referred to in it) shall be borne by the respective relevant party.

27.2	Any costs and expenses incurred in connection with the incorporation of the JVC and the subsequent Capital Increase of the JVC shall be borne by the parties in proportion to each party’s shareholding in the JVC.

28.	NO PARTNERSHIP OR AGENCY

28.1	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership between the parties or constitute any party the agent of another party.

28.2	Each party confirms that it is acting on its own behalf and not for the benefit of any other person.

29.	NOTICES

29.1	A notice given to a party under or in connection with this Agreement:

29.1.1	shall be in writing and in English;

29.1.2	shall be signed by or on behalf of the party giving it;

29.1.3	shall be sent to the relevant party for the attention of the contact and to the address, fax number or e-mail address specified in clause 29.2, or such other address, fax number or e-mail address as that party may notify to the other in accordance with the provisions of this clause 29; and

29.1.4	shall be:

29.1.4.1	delivered by hand; or

29.1.4.2	sent by fax; or

29.1.4.3	sent by pre-paid first class post or another next working day delivery service providing proof of delivery; or

29.1.4.4	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); or

29.1.4.5	sent by e-mail to an e-mail address notified by the relevant party to the other party for such purpose.

29.2	The addresses and fax numbers for service of notices, and telephone numbers of the parties, are:

29.2.1	Foodnamoo

29.2.1.1	address: 15F, 396, World Cup Buk-ro, Mapo-gu, Seoul, Republic of Korea

29.2.1.2	for the attention of: Yeongwan Kim / Vice-president

29.2.1.3	telephone number: +82 2 3152 8088 (702)

29.2.1.4	fax number: +82 2 6351 8088

29.2.1.5	e-mail address: global@foodnamoo.com

29.2.2	Wing Yip

29.2.2.1	address: 17F Winsan Tower, 98 Thomson Road, Wanchai, Hong Kong

29.2.2.2	for the attention of: Tingfeng Wang / Enterprise Development Dept.

29.2.2.3	telephone number: +86 0760 23215457

29.2.2.4	fax number: +86 0760 23211889

29.2.2.5	e-mail address: wingyip333@163.com / 25866358@qq.com

29.3	A party may change its details for service of notices as specified in clause 29.2 by giving notice to the other party. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

29.3.1	the date (if any) specified in the notice as the effective date for the change; and

29.3.2	5 Business Days after deemed receipt of the notice of change.

29.4	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

29.4.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

29.4.2	if sent by fax, at the time of transmission; or

29.4.3	if sent by pre-paid first class post or another next working day delivery service providing proof of delivery, at 9.00 am on the 2nd Business Day after posting or at the time recorded by the delivery service; or

29.4.4	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the 5th Business Day after posting; or

29.4.5	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt; or

29.4.6	if sent by e-mail, at the time of transmission; and

29.4.7	if deemed receipt under the previous paragraphs of this clause 29.4 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

29.5	To prove service, it is sufficient to prove that:

29.5.1	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

29.5.2	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

29.5.3	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted; or

29.5.4	if sent by e-mail, the notice was properly addressed and sent to the e-mail address of the recipient.

29.6	This clause 29 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

30.	SEVERANCE

30.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

31.	AGREEMENT SURVIVES COMPLETION

31.1	This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

32.	THIRD PARTY RIGHTS

32.1	Unless it expressly states otherwise, this Agreement does not give rise to rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623, The Laws of Hong Kong) to enforce any term of this Agreement.

32.2	The rights of the parties to rescind or vary this Agreement are not subject to the consent of any other person.

33.	COUNTERPARTS

33.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one and the same agreement.

34.	RIGHTS AND REMEDIES

34.1	The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

35.	INADEQUACY OF DAMAGES

35.1	Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 9 or clause 20 by that party. Accordingly, the other party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 9 or clause 20 of this Agreement.

36.	LANGUAGE

36.1	If this Agreement is translated into any language other than English, the English language version shall prevail.

37.	GOVERNING LAW AND JURISDICTION

37.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Hong Kong.

37.2	Each party irrevocably agrees that the courts of Hong Kong shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

AS WITNESS the hands of the parties hereto or their duly authorised agents the day and year first above written.

SCHEDULE 1

Matters Reserved for Shareholder Approval

1.	Permitting the registration of any person as a Shareholder of the JVC other than Foodnamoo and Wing Yip, unless in respect of a transfer of Shares carried out in accordance with the provisions of this Agreement.

2.	Altering the name of the JVC.

3.	Altering in any respect the Articles or the rights attaching to any of the shares in the JVC.

4.	Changing the nature of the JVC’s Business or commencing any new business by the JVC which is not ancillary or incidental to the Business.

5.	Making any acquisition or disposal by the JVC of any material asset(s) otherwise than in the ordinary course of business.

6.	Creating or granting any Encumbrance over the whole or any part of the Business, undertaking or assets of the JVC or over any shares in the JVC or agreeing to do so.

7.	Waiving the liability of a Director.

8.	Taking out external financing.

9.	Approving a declaration of dividends recommended by the Directors.

10.	Increase or reduction of the registered capital of the Sales Company.

11.	Entering into a merger, spin-off, or voluntary or involuntary proceedings under bankruptcy laws or under laws for reorganization, liquidation, dissolution or similar procedures for, or resolve the change of company form of, the JVC and/or the Sales Company.

12.	Amending the articles of association of the Sales Company.

SCHEDULE 2

Deed of Adherence

This deed is dated [DATE]

PARTIES

(1)	[FULL COMPANY NAME] incorporated and registered in [JURISDICTION] with company number [NUMBER] whose registered office is at [REGISTERED OFFICE ADDRESS] (“Transferor”)

(2)	[FULL COMPANY NAME] incorporated and registered in [JURISDICTION] with company number [NUMBER] whose registered office is at [REGISTERED OFFICE ADDRESS] OR [INDIVIDUAL’S NAME] of [ADDRESS] (“New Shareholder”)

(3)	The persons named in the Appendix hereto as the existing shareholders of FOOD HEALTH TECHNOLOGY (CHINA) HOLDINGS GROUP LIMITED (“Continuing Shareholders”)

BACKGROUND

(A)	This deed is [entered into under clause [NUMBER] of OR supplemental to] an agreement dated [DATE], made between the Transferor and the Continuing Shareholder setting out the terms for operating the joint venture company, FOOD HEALTH TECHNOLOGY (CHINA) HOLDINGS GROUP LIMITED (JVC), as amended from time to time (“Joint Venture Agreement”).

(B)	By a [transfer of OR subscription for] Shares in the capital of the JVC dated [DATE], [the Transferor transferred to the New Shareholder OR the New Shareholder subscribed for] [NUMBER] [CLASS] Shares in the capital of the JVC.

AGREED TERMS

1.	Words and expressions used in this deed shall, unless the context expressly requires otherwise, have the meaning given to them in the Joint Venture Agreement. The Effective Date means the date of this deed.

2.	The New Shareholder confirms that it has been supplied with a copy of the Joint Venture Agreement. The New Shareholder and each of the Continuing Shareholders undertake with each other that, from the Effective Date, the New Shareholder shall [assume all of the rights of the Transferor under the Joint Venture Agreement and shall observe, perform and be bound by the provisions of the Joint Venture Agreement that contain obligations on the Transferor OR assume all of the rights under the Joint Venture Agreement granted to holders of the same class of shares as those that are allotted to the New Shareholder and shall observe, perform and be bound by the provisions of the Joint Venture Agreement that contain obligations on holders of the same class of shares as those that are allotted to the New Shareholder] as though the New Shareholder was an original party to the Joint Venture Agreement.

3.	Nothing in this deed shall release the Transferor from any liability in respect of any obligations under the Joint Venture Agreement due to be performed prior to the Effective Date [or from its obligations under clause [NUMBER] or clause [NUMBER] of the Joint Venture Agreement].

4.	This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute one and the same agreement.

5.	This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Hong Kong.

6.	Each party irrevocably agrees that the courts of Hong Kong shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this deed or its subject matter or formation.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning hereof.

APPENDIX

Continuing Shareholders

[INSERT DETAILS OF THOSE SHAREHOLDERS THAT WILL CONTINUE AS PARTIES TO THE JOINT VENTURE AGREEMENT]

Executed as a deed by [NAME OF TRANSFEROR] acting by [NAME OF FIRST DIRECTOR], a director and [NAME OF SECOND DIRECTOR/SECRETARY], [a director OR its secretary]	_________________________________ [SIGNATURE OF FIRST DIRECTOR] Director
_________________________________ [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director OR Secretary]
Executed as a deed by [NAME OF NEW SHAREHOLDER] acting by [NAME OF FIRST DIRECTOR], a director and [NAME OF SECOND DIRECTOR/SECRETARY], [a director OR its secretary]	_________________________________ [SIGNATURE OF FIRST DIRECTOR] Director
_________________________________ [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director OR Secretary]
Executed as a deed by [NAME OF CONTINUING SHAREHOLDER] acting by [NAME OF FIRST DIRECTOR], a director and [NAME OF SECOND DIRECTOR/SECRETARY], [a director OR its secretary]	_________________________________ [SIGNATURE OF FIRST DIRECTOR] Director
_________________________________ [SIGNATURE OF SECOND DIRECTOR OR SECRETARY] [Director OR Secretary]

SCHEDULE 3

Agreed form of Articles of JVC

[As attached below.]